UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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WESTERN DIGITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Effective October 13, 2013, Mr. Matthew E. Massengill and Mr. Arif Shakeel resigned from the Governance Committee and Audit Committee, respectively, of the Board of Directors of Western Digital Corporation (the “Company”). Mr. Massengill and Mr. Shakeel will continue to serve on the Company’s Board of Directors and are each standing for re-election at the Company’s annual meeting of stockholders, which is scheduled to be held on November 14, 2013.

No other changes are being made to the membership of any of the committees of the Company’s Board of Directors. The following table identifies the current members of these committees:

Director	Executive	Audit	Compensation	Governance
Kathleen A. Cote		✓		✓
Henry T. DeNero	✓	Chair
William L. Kimsey		✓
Michael D. Lambert			Chair
Len. J. Lauer			✓
Matthew E. Massengill
Stephen D. Milligan	Chair
Roger H. Moore			✓	✓
Thomas E. Pardun (1)	✓		✓	Chair
Arif Shakeel
Akio Yamamoto
Masahiro Yamamura

(1)	Mr. Pardun is the current Chairman of the Company’s Board of Directors. Mr. Pardun is an independent director under the listing standards of the NASDAQ Stock Market and presides at all executive sessions of the Company’s non-management, independent directors.